Exhibit 99.1

July 24, 2003
For Immediate Release

Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corp.
(510) 625-2284
jfreeman@scilearn.com

Michele Norris
Media
(908) 377-3095
mnorris@scilearn.com

Scientific Learning Reports Record Revenues
and First Operating Profit

Revenue Increases 65%

Oakland, CA, July 24, 2003 — Scientific Learning (OTCBB: SCIL) today announced its revenue for the quarter ended June 30, 2003 was $7.4 million, compared to $4.4 million for the quarter ended June 30, 2002, an increase of 65%.

“Financial results for the quarter were very strong,” stated Robert C. Bowen, Chairman and Chief Executive Officer. “Higher than planned revenue, strong gross margins and aggressive expense management resulted in our first operating profit, a quarter ahead of plan.”

Gross margins were 79% in the second quarter of 2003 compared to 81% in the same quarter of 2002. Operating expenses in the second quarter of 2003 totaled $5.6 million compared to $6.3 million in the second quarter of 2002. The operating profit for the quarter was $260,000 compared to a $2.7 million operating loss in the second quarter of 2002.

The net loss for the quarter was $56,000 and $.00 per share compared to a net loss of $2.9 million and $.19 per share in the second quarter of 2002.

“Education spending remains under pressure. However, Philadelphia’s purchase of Fast ForWord® licenses for 50 schools in the second quarter is an example of the broadening acceptance of our neuroscience-based reading intervention software,” said Mr. Bowen. “K-12 sales grew 22% in the second quarter, well above industry rates and set a new company record. We made 21 sales in excess of $100,000 during the quarter compared to 16 in the second quarter of 2002.”

Deferred revenue increased 31% year over year and totaled $16.3 million at quarter-end compared to $12.5 million on June 30, 2002. Approximately 90% of deferred revenue is expected to be recognized as revenue in the next four quarters.

Accounts receivable declined to $6.5 million on June 30, 2003 compared to $7.4 million on June 30, 2002.

“We had positive operating cash flow this quarter, ahead of our plans,” commented Mr. Bowen.

Revenue for the six months ended June 30, 2003 was $13.7 million, an 80% increase compared to $7.6 million reported in the same period last year. The net loss was $665,000 for the first six months of 2003 and $.04 per share compared to $6.8 million and $.44 per share in the same period of 2002.

Business Outlook

Scientific Learning expects continued growth in the balance of 2003. For the year ending December 31, 2003, revenue is expected to be in the range of $28 to $30 million. The company expects to report an operating profit of about $1.0 million.

“We anticipate education spending will remain under pressure for the balance of 2003 and into 2004,” said Mr. Bowen. “Despite this challenging environment, we believe educators will continue to spend on products and solutions that help reach those children who will otherwise be left behind.”

For the third quarter of 2003, Scientific Learning expects revenue to be in the range of $7.7 to $8.0 million compared to $6.4 million in the same period of 2002. The Company expects to report an operating profit of $500,000 to $800,000 in the third quarter of 2003, compared to an operating loss of $113,000 in the same period of 2002.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of July 24, 2003. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Thursday, July 24, 2003, which will be broadcast live at www.on24.com. The broadcast will also be available simultaneously and for replay after the end of the call on the Investor Information portion of the Company’s Web site. The conference call can also be accessed at 800-833-9564 (listen only). PostView® of the call is available for 48 hours following the call by dialing 800-633-8284 or 402-977-9140 (enter reservation #21155387).

About Scientific Learning

Headquartered in Oakland, CA, Scientific Learning (OTCBB: SCIL) sells the patented Fast ForWord® family of products that develop and enhance cognitive skills required to read and learn effectively. The Fast ForWord software is based on more than 30 years of neuroscience research on how to improve learning in children, adolescents and adults. Significant gains are frequently achieved in as few as 20 to 40 instructional sessions. To learn more about Scientific Learning’s neuroscience-based products, visit the Company’s Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-665-9707.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow, financial resources and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 31, 2003 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis) and the Report on Form 10-Q filed May 15, 2003 (Part I, Item 2, Factors That May Affect Quarterly Results of Operations and Stock Price).

# # #

SCIENTIFIC LEARNING CORPORATION BALANCE SHEETS (In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,406	$4,613
Accounts receivable, net	6,520	4,867
Prepaid expenses and other current assets	788	1,340

Total current assets	11,714	10,820

Property and equipment, net	897	1,198
Other assets	5,724	6,625

Total assets	$18,335	$18,643

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$419	$287
Accrued liabilities	4,432	5,411
Borrowings under bank line of credit	5,000	—
Deferred revenue	14,574	13,433

Total current liabilities	24,425	19,131

Borrowings under bank line of credit	—	5,000
Deferred revenue, long-term	1,771	2,151
Other liabilities	589	484

Total liabilities	26,785	26,766

Stockholders’ deficit:
Common stock	74,109	73,771
Accumulated deficit	(82,559)	(81,894)

Total stockholders’ deficit	(8,450)	(8,123)

Total liabilities and stockholders’ deficit	$18,335	$18,643

STATEMENT OF OPERATIONS (In thousands, except share and per share amounts) Unaudited

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:

Products	$6,217	$3,766	$11,548	$6,220
Service and support	1,140	683	2,186	1,414

Total revenues	7,357	4,449	13,734	7,634

Cost of revenues:

Cost of products	674	529	1,128	810
Cost of service and support	837	337	1,766	730

Total cost of revenues	1,511	866	2,894	1,540

Gross profit	5,846	3,583	10,840	6,094

Operating expenses:

Sales and marketing	3,367	3,634	6,640	7,361
Research and development	935	604	1,844	1,419
General and administrative	1,284	1,367	2,396	2,633
Restructuring charges	—	647	—	880

Total operating expenses	5,586	6,252	10,880	12,293

Operating income (loss)	260	(2,669)	(40)	(6,199)

Interest expense , net	(316)	(257)	(625)	(589)

Net loss	$(56)	$(2,926)	$(665)	$(6,788)

Basic and diluted net loss per share	$(0.00)	$(0.19)	$(0.04)	$(0.44)

Shares used in computing basic and diluted
net loss per share	16,004,911	15,563,850	15,942,365	15,535,181

Certain 2002 items have been reclassified to conform to the presentation adopted in 2003.